NEWS BULLETIN	RE:

PINNACLE ENTERTAINMENT
3800 Howard Hughes Parkway
Suite 1800
Las Vegas, Nevada 89109
TRADED: NYSE: PNK

FOR FURTHE INFORMATION:

At the Company:			At CCG Investor /Public Relations
Dan Lee	Steve Capp	Wade Hundley	Sean Collins
Chairman & CEO	CFO	COO	Partner
(702) 784-7777	(702) 784-7777	(702) 784-7777	(818) 789-010

December 29, 2003

Pinnacle Entertainment Announces Completion of Repurchases of Shares of Former

Chairman, R.D. Hubbard, and the R.D. and Joan Dale Hubbard Foundation

LAS VEGAS, December 29 /PRNewswire-FirstCall/ — Pinnacle Entertainment, Inc. (NYSE: PNK—News) announced today that on December 19, 2003 it settled the previously announced exercise to repurchase of 1,758,996 shares of its common stock held by the Company’s former chairman, R.D. Hubbard. The option exercise price was $10 per share. The shares repurchased from Mr. Hubbard represented approximately 6.8% of the Company’s outstanding common stock.

In addition, the Company announced that on December 23, 2003 it completed the repurchase of 249,990 shares of its common stock from the R.D. and Joan Dale Hubbard Foundation, also at price of $10 per share. The Company entered into the stock purchase agreement with the Hubbard Foundation on December 22, 2003. Following these repurchases, approximately 23.9 million shares of the Company’s common stock remain outstanding, compared to approximately 25.9 million at December 31, 2002.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates seven casinos (four with hotels) in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company is also developing a major casino resort in Lake Charles, Louisiana.

For further information, please contact Dan Lee, Chairman & CEO, +1-702-784-7777, Steve Capp, CFO, +1-702-784-7777, or Wade Hundley, COO, +1-702-784-7777, all of Pinnacle Entertainment; or Sean Collins, Partner, CCG Investor /Public Relations, +1-818-789-0100, for Pinnacle Entertainment.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such statements and factors include, but are not limited to those as may be detailed from time to time in Pinnacle Entertainment’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

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